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                                                                       Exhibit 5

                               Harris Corporation
                             1025 W. NASA Boulevard
                            Melbourne, Florida 32919


                                  July 11, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington, DC 20549

Gentlemen:

         Reference is made to Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to 2,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock") and 2,000,000 Preferred Stock Purchase Rights of Harris Corporation (the "Corporation") which may be offered pursuant to the Corporation's Stock Incentive Plan (the "Plan").

         I am familiar with the Registration Statement and the offering contemplated thereby and in that regard I have examined such documents, instruments and certificates and questions of law as I deem necessary to this opinion. Based upon the foregoing, I am of the opinion that (i) the 2,000,000 shares of Common Stock to be offered pursuant to the Plan after the Registration Statement becomes effective will, upon sale thereof in accordance with the Plan, be validly issued and outstanding, fully paid and non-assessable and (ii) the 2,000,000 Preferred Stock Purchase Rights to be offered pursuant to the Plan after the Registration Statement becomes effective will be validly issued and outstanding and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Respectfully submitted,

                                         /s/ Richard L. Ballantyne

                                         Richard L. Ballantyne